EXHIBIT (c)(5)

Project Staff                               DRAFT - FOR DISCUSSION PURPOSES ONLY
--------------------------------------------------------------------------------
Discounted Cash Flow Analysis
($ in thousands)

                                                  Q4-2003      Year 1       Year 2       Year 3       Year 4      Terminal
                                                 9/30/2003    9/30/2004    9/30/2005    9/30/2006    9/30/2007    Value [3]
                                                ----------   ----------   ----------   ----------   ----------   ----------
Total Revenues                                  $   17,400   $   71,000   $   84,300   $   87,672   $   91,179
Earnings before Interest and Taxes ("EBIT")            150          780        1,400        1,456        1,514
                                                ----------   ----------   ----------   ----------   ----------
    EBIT Margin                                        0.9%         1.1%         1.7%         1.7%         1.7%

Income Taxes [1]                                        62          320          574          597          621
                                                ----------   ----------   ----------   ----------   ----------
Operating Income, net of tax                            89          460          826          859          893          920

  Plus: Depreciation and Amortization                  213          900          800          800          800            -
        (Increase in Net Working Capital) [2]         (129)         (30)        (300)        (287)        (298)        (233)
        (Capital Expenditures)                        (125)        (500)        (500)        (500)        (500)           -
                                                ----------   ----------   ----------   ----------   ----------   ----------
Cash Flows                                              48          830          820          872          895          688
                                                                                                                 ----------
Residual Value [4]                                                                                                    8,490
                                                                                                                 ----------

Discount rate                                                                      11.1%
                                                ---------------------------------------------------------------------------
Number of periods (midpoint convention)               0.13         0.75         1.75         2.75         3.75         4.25

Discount Factor                                     0.9869       0.9241       0.8318       0.7487       0.6739       0.6393

Present Value of Cash Flows                             47          767          687          653          603

Sum of Present Value of Cash Flows                   2,758

Present Value of Residual Value                      5,428
                                                ----------
Total Present Value (Enterprise Value)          $    8,185
                                                ----------
  Less: Net Debt, 6/30/03                           (3,200)

                                                ----------
Net Equity Value                                $    4,985
                                                ----------

                                                ----------
Value per share                                 $     1.35
                                                ----------

        Discount Rate Sensitivity Analysis
 -------------------------------------------------
 Enterprise         11.0%        12.0%        13.0%
    Value     $    8,280   $    7,431   $    6,752
 -------------------------------------------------

  Per Share   $     1.38   $     1.15   $     0.96
 -------------------------------------------------

Notes:

   [1] Assumes Pro-forma income taxes of 41%.
   [2] Investment in working capital equal to 6.5% of the increase in sales.
       for Year 3 and beyond. Prior years per company forecas
   [3] Terminal cash flow based on growth rate in operating income of 3% with depreciation and CAPEX offsetting each other
   [4] Residual value equals cash flow capitalized at discount rate of 11.1%
       less growth rate of 3% equalling 8.1%

September 25, 2003